Exhibit 99.7

Part IV, Item 15, Exhibits and Financial Statement Schedules, is updated from the information included in our Annual Report on Form 10-K for the year ended December 31, 2006, to recast the presentation of our reportable segments for all periods presented and to adjust retroactively the share and per share information to reflect our stock split, effected in the form of a stock dividend, , as disclosed in note 17 of the notes to the consolidated financial statements filed as a part of this Exhibit 99.7.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Epiq Systems, Inc.
Kansas City, Kansas

We have audited the accompanying consolidated balance sheets of Epiq Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006.  Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Epiq Systems, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment.”

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 6, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

March 6, 2007 (August 3, 2007 as to Note 15 and Note 17)

EPIQ SYSTEMS, INC
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Data)

	As of December 31,
	2006	2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,274	$13,563
Trade accounts receivable, less allowance for doubtful accounts of $1,684 and $3,481, respectively	33,066	33,504
Prepaid expenses	2,537	2,818
Income taxes refundable	332	4,643
Deferred income taxes	1,313	25,579
Other current assets	740	85
Total Current Assets	43,262	80,192

LONG-TERM ASSETS:
Property, equipment and leasehold improvements, net	23,153	23,751
Software development costs, net	9,611	8,848
Goodwill	260,609	249,427
Other intangibles, net of accumulated amortization of $25,387 and $13,758, respectively	43,840	53,399
Other	1,745	2,854
Total Long-term Assets, net	338,958	338,279
Total Assets	$382,220	$418,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,930	$7,954
Other accrued expenses	9,635	9,462
Deferred revenue	1,073	60,224
Current maturities of long-term obligations	70,488	27,642
Total Current Liabilities	89,126	105,282

LONG-TERM LIABILITIES:
Deferred income taxes	23,307	26,815
Other long-term liabilities	1,735	—
Long-term obligations (excluding current maturities)	83,873	145,906
Total Long-term Liabilities	108,915	172,721

STOCKHOLDERS’ EQUITY:
Preferred stock - $1 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock - $0.01 par value; 50,000,000 shares authorized; issued and outstanding – 29,218,259 and 28,880,199 shares at 2006 and 2005, respectively	292	289
Additional paid-in capital	136,947	128,388
Accumulated other comprehensive income	18	—
Retained earnings	46,922	11,791
Total Stockholders’ Equity	184,179	140,468
Total Liabilities and Stockholders’ Equity	$382,220	$418,471

See accompanying notes to consolidated financial statements.

EPIQ SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Years Ended December 31,
	2006	2005	2004

REVENUE:
Case management services	$76,534	$53,042	$41,275
Case management bundled software license, software upgrade and postcontract customer support services	87,716	1,771	199
Document management services	35,472	27,874	36,549
Operating revenue before reimbursed direct costs	199,722	82,687	78,023
Operating revenue from reimbursed direct costs	24,448	23,643	20,345
Total Revenue	224,170	106,330	98,368

OPERATING EXPENSES:
Direct cost of services (exclusive of depreciation and amortization shown separately below)	48,345	30,225	37,411
Direct cost of bundled software license, software upgrade and postcontract customer support services (exclusive of depreciation and amortization shown separately below)	3,921	3,809	2,849
Reimbursed direct costs	24,583	23,756	20,124
General and administrative	54,071	31,072	25,886
Depreciation and software and leasehold amortization	10,113	7,288	6,527
Amortization of intangibles	11,629	6,751	7,767
Acquisition related	283	2,984	2,197
Total Operating Expenses	152,945	105,885	102,761

INCOME (LOSS) FROM OPERATIONS	71,225	445	(4,393)

EXPENSES (INCOME) RELATED TO FINANCING:
Interest expense	13,468	6,809	6,343
Interest income	(208)	(122)	(128)
Debt extinguishment	—	—	995
Net Expenses (Income) Related to Financing	13,260	6,687	7,210

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	57,965	(6,242)	(11,603)

PROVISION (BENEFIT) FOR INCOME TAXES	22,834	(2,400)	(4,313)

INCOME (LOSS) FROM CONTINUING OPERATIONS	35,131	(3,842)	(7,290)

DISCONTINUED OPERATIONS:
Income from operations of discontinued infrastructure segment (including gain on disposal of $1,616 during the year ended December 31, 2004)	—	—	1,104
Income tax expense from operations of discontinued infrastructure segment	—	—	(437)
TOTAL DISCONTINUED OPERATIONS	—	—	667

NET INCOME (LOSS)	$35,131	$(3,842)	$(6,623)

	Years Ended December 31,
	2006	2005	2004

NET INCOME (LOSS) PER SHARE INFORMATION:
Income (loss) per share – Basic
Income (loss) from continuing operations	$1.21	$(0.14)	$(0.27)
Income from discontinued operations	—	—	0.02
Net income (loss) per share – Basic	$1.21	$(0.14)	$(0.25)

Income (loss) per share – Diluted
Income (loss) from continuing operations	$1.05	$(0.14)	$(0.27)
Income from discontinued operations	—	—	0.02
Net income (loss) per share – Diluted	$1.05	$(0.14)	$(0.25)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	29,099	27,138	26,772
Diluted	34,573	27,138	26,772

See accompanying notes to consolidated financial statements.

EPIQ SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In Thousands)

	As of December 31,
	2006	2005	2004

PREFERRED SHARES (2,000 authorized)	—	—	—
COMMON SHARES (50,000 authorized):
Shares, beginning of year	28,880	26,826	26,671
Shares issued upon exercise of options	338	211	155
Shares issued in acquisition of business	—	1,843	—
Shares, end of year	29,218	28,880	26,826
COMMON STOCK – PAR VALUE $0.01 PER SHARE:
Balance, beginning of year	$289	$268	$266
Proceeds from exercise of options	3	2	2
Shares issued in acquisition of business	—	19	—
Balance, end of year	292	289	268
ADDITIONAL PAID-IN CAPITAL:
Balance, beginning of year	128,388	102,649	101,802
Proceeds from exercise of options	2,627	1,027	595
Share-based income tax benefit	576	496	252
Share-based compensation expense	5,357	—	—
Shares issued in acquisition of business	—	24,216	—
Balance, end of year	136,948	128,388	102,649
ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance, beginning of year	—	—	—
Foreign currency translation adjustment	18	—	—
Balance, end of year	18	—	—
RETAINED EARNINGS:
Balance, beginning of year	11,791	15,633	22,256
Net income (loss)	35,131	(3,842)	(6,623)
Balance, end of year	46,922	11,791	15,633

TOTAL STOCKHOLDERS’ EQUITY	$184,179	$140,468	$118,550

See accompanying notes to consolidated financial statements.

EPIQ SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years Ended December 31,
	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$35,131	$(3,842)	$(6,623)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Expense (benefit) for deferred income taxes	19,995	(9,864)	(2,491)
Depreciation and software amortization	10,113	7,288	6,527
Loan fee amortization and debt extinguishment	1,445	1,147	3,115
Change in valuation of embedded option and convertible debt	844	1,034	292
Amortization of intangible assets	11,629	6,751	7,767
Share-based compensation expense	5,357	—	—
Gain on sale of discontinued operation	—	—	(1,616)
Other, net	(558)	1,015	370
Changes in operating assets and liabilities, net of effects from business acquisitions:
Trade accounts receivable	2,255	(3,141)	7,951
Prepaid expenses and other assets	(430)	(330)	1,187
Accounts payable and other liabilities	3,067	3,126	(10,779)
Deferred revenue	(59,151)	24,742	27,069
Excess tax benefit related to share-based compensation	(234)	—	—
Income taxes, including tax benefit of $576, $496 and $252 of tax benefit related to share-based compensation, respectively	4,973	(688)	(1,180)
Net cash provided by operating activities	34,436	27,238	31,589

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,431)	(4,555)	(5,424)
Software development costs	(4,563)	(2,269)	(1,670)
Cash paid for acquisition of businesses, net of cash acquired	(3,586)	(110,533)	(113,111)
Proceeds from sale of infrastructure business	—	489	1,111
Purchase of short-term investments	—	6,000	—
Sale of short-term investments	—	(6,000)	—
Other investing activities, net	(71)	38	65
Net cash used in investing activities	(14,651)	(116,830)	(119,029)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt borrowings	14,000	106,841	193,500
Debt issuance costs	(281)	(938)	(5,931)
Payments under long-term debt and capital lease obligations	(44,656)	(17,109)	(118,455)
Excess tax benefit related to share-based compensation	234	—	—
Proceeds from exercise of stock options	2,629	1,031	595
Net cash (used in) provided by financing activities	(28,074)	89,825	69,709

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,289)	233	(17,731)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	13,563	13,330	30,347
Increase in cash classified as held for sale	—	—	714
CASH AND CASH EQUIVALENTS, END OF YEAR	$5,274	$13,563	$13,330

See accompanying notes to consolidated financial statements.

EPIQ SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005 AND 2004

NOTE 1:                        NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Epiq Systems, Inc. (“Epiq”) and its wholly-owned subsidiaries.  Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

Epiq is a provider of technology-based solutions for the legal and fiduciary services industries.  Our products and services assist clients with the administration of complex legal proceedings, including electronic discovery, bankruptcy administration and class action administration.  Our clients include law firms, corporate legal departments, bankruptcy trustees, and other professional advisors who require sophisticated case administration and document management capabilities, extensive subject matter expertise and a high service capacity.  We provide clients with an integrated offering of proprietary technology and value-added services that comprehensively address their extensive business requirements.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and in banks and all liquid investments with original maturities of three months or less at the time of purchase.

Software Development Costs

Certain internal software development costs incurred in the creation of computer software products are capitalized once technological feasibility has been established.  Capitalized costs are amortized based on the ratio of current revenue to current and estimated future revenue for each product with minimum annual amortization equal to the straight-line amortization over the remaining estimated economic life of the product.

Goodwill and Identifiable Intangible Assets

Goodwill is not amortized but is assigned to a reporting unit and tested for impairment at least annually and between annual tests if events or changes in circumstances have indicated that the assets might be impaired.  Generally, fair value represents discounted projected future cash flows and potential impairment is indicated when the carrying value of a reporting unit, including goodwill, exceeds its estimated fair value.  If potential for impairment exists, the fair value of the reporting unit is subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill.  An impairment loss is recognized for any excess of the carrying value of the reporting unit’s goodwill over the implied fair value.  Our annual impairment test, performed as of July 2006 and using a discounted cash flow analysis to determine the fair value of each reporting unit, indicated that there were no impairments.

Identifiable intangible assets, resulting from various business acquisitions, consist primarily of customer relationships, trade names and agreements not to compete.  Customer relationships, trade names and agreements not to compete are being amortized on a straight-line basis over their estimated economic benefit period, generally from one to 14 years.  Identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances have indicated that the carrying amount of these assets might not be recoverable.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment, using our best estimates of operating cash flows based on reasonable and supportable assumptions and projections, whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable.

Deferred Loan Fees

Incremental, third party costs related to establishing credit facilities and issuing convertible debt are capitalized and amortized based on the amortization schedule of the related debt.  The unamortized costs are included as a component of other long-term assets on our consolidated balance sheets.  Amortization costs are included as a component of interest expense on our consolidated statements of operations.  Unamortized costs related to debt extinguished prior to maturity due to refinancing were expensed and comprise debt extinguishment on our consolidated statements of operations.

Share-Based Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS No. 123R), Share-Based Payment.  SFAS No. 123R established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and to recognize that cost over the period during which an employee is required to provide service in exchange for the award.

We elected to adopt SFAS No. 123R using the modified version of prospective application.  Under the modified version of prospective application, we have recognized compensation costs related to share-based compensation beginning January 1, 2006.  We recognize this expense on a straight-line basis over the requisite service period of the last separately vesting portion of the award.  Prior to 2006, we accounted for stock-based compensation awards under the intrinsic method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which required compensation cost to be recognized based on the excess, if any, between the quoted market price at the date of grant and the amount an employee must pay to acquire stock.  Compensation costs related to share-based compensation for periods ended on or before December 31, 2005 are reflected on a pro forma basis in note 12 of these consolidated financial statements.

Income Taxes

A liability or asset is recognized for the deferred tax consequences of temporary differences between the tax basis of assets or liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  A valuation allowance is provided when, in the opinion of management, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Revenue Recognition

We provide two groups or classes of services – case management services and document management services.  Case management solutions provide clients with integrated technology-based products and services for the automation of various administrative tasks.  Document management solutions include proprietary technology and production services to ensure timely, accurate and complete execution of the many documents associated with multi-faceted legal cases and communications applications.

Significant sources of revenue include:

•                  Fees contingent upon the month-to-month delivery of management services defined by client contracts, such as claims processing, claims reconciliation, professional services, call center support, and conversion of data into an organized, searchable electronic database. The amount we earn varies based primarily on the size and complexity of the engagement;

•                  Hosting fees based on the amount of data stored;

•                  Deposit-based fees from financial institutions, primarily based on a percentage of total liquidated assets placed on deposit at that financial institution by our bankruptcy trustee clients, to whom we provide, at no charge, software licenses, limited hardware and hardware maintenance, and postcontract customer support (PCS) services,

•                  Legal noticing services to parties of interest in bankruptcy and class action matters, including media campaign and advertising management, in which we coordinate notification through various media outlets, such as print, radio and television, to potential parties of interest for a particular client engagement, and

•                  Reimbursement for costs incurred related to postage on mailing services.

Software Arrangements

For our Chapter 7 bankruptcy trustee arrangements, we provide our trustee clients with a software license, hardware lease, hardware maintenance, and postcontract customer support (PCS) services, all at no charge to the trustee.  The trustees place their liquidated estate deposits with a financial institution with which we have an arrangement.  We earn contingent monthly fees from the financial institutions based on the dollar level of average monthly deposits placed by the trustees with that financial institution, from the financial institution related to the software license, hardware lease, hardware maintenance, and PCS services.  We account for the software license and PCS elements in accordance with Statement of Position 97-2, Software Revenue Recognition (SOP 97-2).  Since we have not established vendor specific objective evidence (VSOE) of the fair value of the software license, we do not recognize any revenue on delivery of the software.  The software element is deferred and included with the remaining undelivered element, which is PCS.  This revenue, when recognized, is included as a component of case management services revenue.  Revenue related to PCS is entirely contingent on the placement of liquidated estate deposits by the trustee with the financial institution.  Accordingly, except for the arrangement described in the following paragraph, we recognize this contingent usage based revenue consistent with the guidance provided by the American Institute of Certified Public Accountants’ Technical Practice Aid (TPA) 5100.76, Fair Value in Multiple-Element Arrangements That Include Contingent Usage-Based Fees and Software Revenue Recognition as the fee becomes fixed or determinable at the time actual usage occurs and collectibility is probable.  This occurs monthly as a result of the computation, billing and collection of monthly deposit fees contractually agreed to.  At that time, we have also satisfied the other revenue recognition criteria contained in SOP 97-2, since we have persuasive evidence that an arrangement exists, services have been rendered, the price is fixed and determinable, and collectibility is reasonably assured.

Effective October 1, 2003, we entered into an arrangement with our primary depository financial institution under which we delivered two specified upgrades annually with the last specified upgrade occurring in the second quarter of 2006.  This arrangement included specific pricing for each software upgrade and certain special projects in addition to the contingent deposit-based pricing related to the software license, hardware, hardware maintenance, and PCS to each trustee client.  Therefore, the software upgrades and special projects are part of a bundled arrangement.  Each software upgrade is considered a separate and discrete product and, as we do not sell each software upgrade on a standalone basis, we were unable to establish VSOE of the fair value of the software upgrades.  As a result, the licensed software, software upgrade, special projects and PCS are a combined unit of accounting.  Revenue for this combined unit of accounting, when recognized, is included as a component of case management services revenue.  Since we did not have VSOE of the fair value of each separate upgrade, we deferred recognition of substantially all revenue under this arrangement until the final upgrade was delivered.  The ongoing costs related to this arrangement were recognized as expense when incurred.  On delivery of the final upgrade during the second quarter of 2006, the only remaining undelivered element was PCS services.  In accordance with SOP 97-2, on delivery of the final software upgrade, we recognized revenue previously deferred on a proportionate basis over the three year term of the contract.  As the contract terminated September 30, 2006, during 2006 we recognized approximately $59.7 million of revenue which had been deferred as of December 31, 2005.

We also provide our trustee clients with certain hardware, such as desktop computers, monitors, and printers, and hardware maintenance.  We retain ownership of all hardware provided and, based on guidance provided in EITF 01-8, Determining Whether an Arrangement Contains a Lease, we account for this hardware as a lease.  As the hardware maintenance arrangement is an executory contract similar to an operating lease, we use guidance related to contingent rentals in operating lease arrangements for hardware maintenance as well as for the hardware lease.  Since the payments under all of our arrangements are contingent upon the level of trustee deposits and the delivery of upgrades and other services, there remain important uncertainties regarding the amount of unreimbursable costs yet to be incurred by us, we account for the hardware lease as an operating lease in accordance with SFAS 13, Accounting for Leases.  Therefore, all lease payments, based on the estimated fair value of hardware provided, were accounted for as contingent rentals under EITF Issue No. 98-9, Accounting for Contingent Rent and SAB Topic 13, which requires that we recognize rental income when the changes in the factor on which the contingent lease payment is based actually occur.  This occurs at the end of each period as we achieved our target when deposits are held at the depository financial institution as, at that time, evidence of an arrangement exists, delivery has occurred, the amount has become fixed and determinable, and collection is reasonably assured.  This revenue, which is less than ten percent of our total revenue, is included as a component of case management services revenue.

Other Arrangements

Services related to electronic discovery and settlements and claims are billed based on volume and are evaluated pursuant to Emerging Issues Task Force (EITF) 00-21, Revenue Arrangements with Multiple Deliverables.  For these contractual arrangements, we have identified the following deliverable services:

•                  Electronic Discovery

•               Data processing

•               Hosting

•                  Settlements and Claims

•               Consulting

•               Claims administration

•               Printing and mailing

•               Record management

•               Notice campaigns

•               Toll free customer support

•               Web site design/hosting

Based on our evaluation of each element, we have determined that each element delivered has standalone value to our customers because we or other vendors sell such services separately from any other services/deliverables.  We have also obtained objective and reliable evidence of the fair value of each element based either on the price we charge when we sell an element on a standalone basis or based on third-party evidence of fair value of such services.  Lastly, our arrangements do not include general rights of return.  Accordingly, each of the service elements in our multiple element case and document management arrangements qualifies as a separate unit of accounting under EITF 00-21.  We allocate revenue to the various units of accounting in our arrangements based on the fair value of each unit of accounting, which is generally consistent with the stated prices in our arrangements. As we have evidence of an arrangement, revenue for each separate unit of accounting is recognized each period in accordance with Staff Accounting Bulletin Topic 13, Revenue Recognition (SAB Topic 13).  As the services are rendered, our fee becomes fixed and determinable, and collectibility is reasonably assured.  Payments received in advance of satisfaction of the related revenue recognition criteria are recognized as a customer deposit until all revenue recognition criteria have been satisfied.

Reimbursements

We have revenue related to the reimbursement of certain costs, primarily postage.  Consistent with guidance provided by EITF No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, reimbursed postage and other reimbursable direct costs are recorded gross in the consolidated statement of operations as “Operating revenue from reimbursed direct costs” and as “Reimbursed direct costs”.

Costs Related to Contract Acquisition, Origination, and Set-up

SAB Topic 13 provides guidance that contract acquisition, origination, and set-up costs may be expensed as incurred or capitalized and amortized in accordance with FASB Technical Bulletin No. 90-1, “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts” or Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct costs of Leases.”  We have elected to expense these costs as incurred.

Derivative Financial Instrument

The holders of our contingently convertible subordinated notes have the right to extend the maturity of these notes for a period not to exceed three years.  Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the right to extend the maturity of the notes represents an embedded option and is accounted for as a derivative financial instrument.  The fair value of our obligation related to the embedded option has been included as a component of our long-term obligations on our accompanying consolidated balance sheets.  Changes in the fair value of the embedded option are recorded each period as a component of interest expense on our accompanying consolidated statements of operations.  Changes in the fair value of the embedded option do not affect our cash flows and, accordingly, are reflected as an adjustment to reconcile net income (loss) to net cash from operating activities on our accompanying consolidated statements of cash flows.

Comprehensive Income (Loss)

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, establishes requirements for reporting and display of comprehensive income and its components.  Our accumulated other comprehensive income, which is not material to our financial position, results of operations, or cash flows, is included as a separate component of shareholders’ equity on our consolidated balance sheets  There were no reclassification adjustments from accumulated other comprehensive income to net income (loss) during the years ended December 31, 2006, 2005 and 2004.

Depreciation and Software and Leasehold Amortization

The caption “Depreciation and software and leasehold amortization” in the accompanying consolidated statements of operations includes direct costs of approximately $6.7 million, $5.0 million, and $4.5 million of for the years ended December 31, 2006, 2005 and 2004, respectively.

Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted net income (loss) per share is computed by dividing net income (loss) available to common shareholders, increased by the amount of interest expense, net of tax, related to outstanding convertible debt, by the weighted average number of outstanding common shares and incremental shares that may be issued in future periods relating to outstanding share options and convertible debt, if dilutive.  When calculating incremental shares related to outstanding share options, we apply the treasury stock method.  The treasury stock method assumes that proceeds, consisting of the amount the employee must pay on exercise, compensation cost attributed to future services and not yet recognized, and excess tax benefits that would be credited to additional paid-in capital on exercise of the share options, are used to repurchase outstanding shares at the average market price for the period.

Segment Information

In determining our reportable segments, we consider how we organize our business internally for making operating decisions and assessing business performance.  Substantially all our revenues are derived from sources within the United States of America and substantially all of our long-lived assets are located in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of revenues and expenses during the periods reported.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115  (SFAS 159).  SFAS 159 permits the measurement of specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period.  We do not anticipate that adoption of this statement will have a material impact on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  Management is still evaluating the impact, if any, that the adoption of SFAS 157 will have on our financial position, results of operations, or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, (FIN 48) Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes.  FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return.  Under FIN 48, tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.  Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts.  FIN 48 also revises disclosure requirements to include an annual tabular rollforward of unrecognized tax benefits.  The provisions of this interpretation are effective for fiscal years beginning after December 15, 2005.  We will be required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings.  We are currently evaluating what effect the adoption of FIN 48 will have on our consolidated financial statements.

In October 2006, the FASB issued Staff Position No. FAS 123(R)-5, Amendment of FASB Staff Position 123(R)-1 (FSP 123(R)-5). FSP 123(R)-5, which amends FSP 123(R)-1, addresses instruments originally issued as employee compensation and later modified solely to reflect an equity restructuring that occurs when the holders are no longer employees. In that situation, no change in the recognition or measurement (due to change in classification) of those instruments will result if (i) there is no increase in the fair value of the award, or an antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (ii) all holders of the same class of equity instruments are treated in the same manner.  The guidance in FSP 123(R)-5 is to be applied in the first reporting period beginning after October 15, 2006.  We do not anticipate that adoption of this statement will have a material impact on our consolidated financial statements.

In October 2006, the FASB issued Staff Position No. FAS 123(R)-6, Technical Corrections of FASB Statement No. 123(R) (FSP 123(R)-6). FSP 123(R)-6 was issued to make several technical corrections to SFAS 123(R).  These include exemption for non-public entities from disclosing the aggregate intrinsic value of outstanding fully vested share options, revision to the computation of the minimum compensation cost that must be recognized, indication that at the date the illustrative awards were no longer probable of vesting, any previously recognized compensation cost should have been reversed, and changes to the definition of short-term inducement to exclude an offer to settle an award.  The guidance in FSP 123(R)-6 is effective in the first reporting period beginning after October 20, 2006. Early application is permitted in periods for which financial statements have not yet been issued.  We do not anticipate that adoption of this statement will have a material impact on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance regarding the consideration given to prior year misstatements when determining materiality in current year financial statements.  SAB No. 108 is effective for fiscal years ending after November 15, 2006.  The impact of this adoption was not material to our consolidated financial statements.

NOTE 2:        PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements are stated at cost and depreciated or amortized on a straight-line basis over the estimated useful life of each asset or, for leasehold improvements, the lesser of the lease term or useful life.  The classification of property, equipment and leasehold improvements and their estimated useful lives is as follows (in thousands):

	December 31,		Estimated
	2006	2005	Useful Life

Land	$192	$192
Building and building and leasehold improvements	9,283	8,947	5 – 30 years
Furniture and fixtures	2,261	2,061	5 – 10 years
Computer and office equipment	26,424	23,044	2 – 5 years
Transportation equipment	6,396	6,396	3 – 5 years
Mailroom equipment	1,015	858	3 – 5 years
Construction in progress	525	—
	46,096	41,498
Accumulated depreciation and amortization	(22,943)	(17,747)
Property, equipment and leasehold improvements, net	$23,153	$23,751

Computer and office equipment includes property acquired under capital leases.  As of December 31, 2006 and 2005, assets acquired under capital lease had a historical cost basis of $3.0 million and $2.9 million, respectively, and accumulated amortization of $2.4 million and $1.4 million, respectively.

NOTE 3:       SOFTWARE DEVELOPMENT COSTS

The following is a summary of software development costs capitalized (in thousands):

	Year Ended December 31,
	2006	2005

Amounts capitalized, beginning of year	$16,976	$11,838
Development costs capitalized	4,563	2,269
Dispositions	(257)	—
Acquisitions	—	2,869
Amounts capitalized, end of year	21,282	16,976

Accumulated amortization, end of year	(11,671)	(8,128)
Software development costs, net	$9,611	$8,848

Included in the above are capitalized software development costs for unreleased products of $2.0 million and $1.0 million at December 31, 2006 and 2005, respectively.  During the years ended December 31, 2006, 2005 and 2004, we recognized amortization expense related to capitalized software development costs of $3.7 million, $2.1 million, and $1.8 million, respectively.

NOTE 4:                        GOODWILL AND INTANGIBLE ASSETS

Other intangible assets as of December 31, 2006 and 2005 consisted of the following (in thousands):

	December 31,		Estimated
	2006	2005	Useful Life

Amortized Identifiable Intangible Assets:

Customer relationships	$39,287	$37,313	2 – 14 years
Accumulated amortization	(12,779)	(6,170)
Customer relationships, net	26,508	31,143

Trade names	2,414	2,319	1 – 2 years
Accumulated amortization	(2,301)	(1,578)
Trade names, net	113	741

Non-compete agreements	27,526	27,525	5 – 10 years
Accumulated amortization	(10,307)	(6,010)
Non-compete agreements, net	17,219	21,515

Total amortized intangible assets, net	$43,840	$53,399

The weighted average life for identifiable intangibles acquired during 2006 are as follows:

Customer relationships	2.0 years

As of December 31, 2006 and December 31, 2005, goodwill had a carrying value of $260.6 million and $249.4 million, respectively.  See note 15 for the allocation of goodwill by segment.

Amortization expense for each year in the three year period ended December 31, 2006 and estimated amortization expense for each of the next five years is as follows (in thousands):

For the Year Ending December 31,
Aggregate amortization expense included in continuing operations:
2004	$7,767
2005	6,751
2006	11,629

Estimated amortization expense:
2007	9,531
2008	8,361
2009	6,829
2010	6,439
2011	4,706

NOTE 5:        LONG-TERM OBLIGATIONS

The following is a summary of indebtedness outstanding (in thousands):

	Year Ended December 31,
	2006	2005

Senior term loan	$15,000	$25,000
Senior revolving loan	78,028	93,028
Convertible subordinated debt, including embedded option	52,170	51,326
Capital leases	179	972
Deferred acquisition price	8,984	3,222
Total long-term obligations	$154,361	$173,548

Credit Facilities

As of December 31, 2005, we had a credit facility, with KeyBank National Association as administrative agent, which consisted of a $25.0 million senior term loan with an August 2006 maturity and a $100.0 million senior revolving loan with a November 2008 maturity.  During 2006, we repaid $10.0 million of the senior term loan and, in June 2006, our credit facility was amended to extend the maturity of the outstanding senior term loan balance to June 30, 2007.  The senior term loan does not have any required amortizing payments.  During the term of the loan we have the right, subject to compliance with our covenants, to increase the senior revolving loan to $175.0 million.

The credit facility is secured by liens on our real property and a significant portion of our personal property and contains financial covenants related to earnings before interest, provision for income taxes, depreciation and amortization (“EBITDA”), total debt, senior debt, fixed charges and working capital.  As of December 31, 2006, our borrowings under the credit facility totaled $93.0 million, consisting of $15.0 million borrowed under the senior term loan and $78.0 million borrowed under the senior revolving loan.  Interest on the credit facility is generally based on a spread, which as of December 31, 2006 was 300 basis points, over the LIBOR rate.  As of December 31, 2006, the interest rate charged on outstanding borrowings under the credit facility ranged from 8.4% to 8.6%.

Convertible Subordinated Debt

During June 2004, we issued $50.0 million of contingent convertible subordinated notes.  Net proceeds of $47.4 million were used to repay and terminate an outstanding subordinated term loan and to pay in full our then outstanding revolving loan balance.  The contingency for the notes has been satisfied and the notes may, at the option of the holders, be converted into shares of our common stock at any time. These convertible subordinated notes:

•                  bear interest at a fixed rate of 4%, payable quarterly;

•                  are convertible into shares of our common stock at a price of $11.67 per share; and

•                  mature on June 15, 2007, subject to extension of maturity to June 15, 2010 at the option of the note holders.

If all shares were converted, the notes would convert into approximately 4.3 million shares of our common stock.  If we change our capital structure (for example, through a stock dividend or stock split) while the notes are outstanding, the conversion price will be adjusted on a consistent basis and, accordingly, the number of shares of common stock we would issue on conversion would be adjusted.

The holders of the notes have the right to extend the maturity of the notes for a period not to exceed three years.  Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the right to extend the maturity of the notes represents an embedded option subject to bifurcation.  The embedded option was initially valued at $1.2 million and the convertible debt balance was reduced by the same amount.  The convertible debt is accreted approximately $0.1 million each quarter such that, at the end of three years, the convertible debt balance will total $50.0 million.  On our accompanying consolidated statements of operations, this accretion is a component of interest expense.  The embedded option must be revalued at each period end based on the probability weighted discounted cash flows related to the additional 4% interest rate payments that will be made if the convertible debt maturity is extended an additional three years.  Under this methodology, the embedded option had a fair value and carrying value at December 31, 2006 and 2005 of approximately $2.4 million and $1.9 million, respectively.  On our accompanying consolidated balance sheets, our obligation related to the embedded option has been included as a component of the convertible note payable.  The increase in the fair value of the embedded option is included as a component of interest expense on our accompanying consolidated statements of operations.  The changes in carrying value of the convertible debt and fair value of the embedded option do not affect our cash flow and, if the embedded option is exercised, the value assigned to the embedded option will be amortized as a reduction to our 4% convertible debt interest expense over the periods payments are made.  If the option is not exercised by some or all convertible debt holders, any remaining related value assigned to the embedded option will be recognized as a gain during that period.

Covenant Compliance

Our credit facility contains financial covenants related to earnings before interest, provision for income taxes, depreciation, amortization and other adjustments as defined in the agreements (EBITDA) and total debt.  In addition, our credit facility also contains financial covenants related to senior debt, fixed charges, and working capital.  As of December 31, 2006, we were in compliance with all financial covenants.

Deferred Acquisition Price

We have made three acquisitions, Bankruptcy Services, Hilsoft, and Epiq Advisory Services, for which a portion of the purchase price was deferred.  These deferred payments, which are either non-interest bearing or have a below market interest rate, have been discounted at imputed interest rates (Bankruptcy Services at 5%, Hilsoft and Epiq Advisory Services at 8%).  As of December 31, 2006 and 2005, the discounted value of the remaining note payments was approximately $9.0 million and $3.2 million, respectively, of which approximately $3.3 million and $1.7 million, respectively, was classified as a current liability in the consolidated balance sheets.

Scheduled Principal Payments

Our long-term obligations, including credit facility debt outstanding as of December 31, 2006, convertible debt (including embedded option), deferred acquisition costs, and capitalized leases, mature as follows for years ending December 31 (in thousands):

2007	$70,488
2008	80,557
2009	1,440
2010	1,396
2011	480
Total	$154,361

NOTE 6:        OPERATING LEASES

We have non-cancelable operating leases for office space at various locations expiring at various times through 2015.  Each of the leases requires us to pay all executory costs (property taxes, maintenance and insurance).  Certain of our lease agreements provide for scheduled rent increases during the lease term.  Rent expense is recognized on a straight-line basis over the lease term.  Also, landlord provided tenant improvement allowances are recorded as a liability and amortized as a reduction to rent expense.  Additionally, we have non-cancelable operating leases for office equipment and automobiles expiring through 2010.

Future minimum lease payments during the years ending December 31 are as follows (in thousands):

2007	$5,947
2008	5,889
2009	5,410
2010	5,179
2011	4,841
Thereafter	15,627
Total minimum lease payments	$42,893

Expense related to operating leases was approximately $5.6 million, $2.9 million, and $2.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE 7:        STOCKHOLDERS’ EQUITY

On November 15, 2005, we issued approximately 1.8 million shares of restricted common stock, valued at approximately $24.2 million, as a part of the transaction to purchase nMatrix.  Under the terms of a registration rights agreement executed concurrent with the acquisition agreement, we have agreed to prepare and file with the SEC a registration statement, and to use our best efforts to cause the registration statement to become effective as soon as reasonably practicable thereafter, to enable the resale of these shares on a delayed or continuous basis under Rule 415 of the Securities Act of 1933, as amended.

At this time we intend to retain our earnings to reduce our debt and for use in the operation and expansion of our business and, accordingly, do not expect to declare or pay any cash dividends during the foreseeable future.  Under the terms of our convertible subordinated debt agreement, we are restricted from payment of dividends while the convertible subordinated debt is outstanding.  Thereafter, the payment of dividends is within the discretion of our board of directors and will depend upon various factors, including future earnings, capital requirements, financial condition, the terms of our credit agreement, the terms of our convertible notes, and other factors deemed relevant by the board of directors.  There is no restriction on the ability of our subsidiaries to transfer funds to Epiq in the form of cash dividends, loans or advances.

NOTE 8:        EMPLOYEE BENEFIT PLANS

Stock Purchase Plan

We have an employee stock purchase plan that provides an opportunity for employees to purchase shares of our common stock through payroll deduction.  The purchase prices for all employee participants are based on the closing bid price on the last business day of the month.

Defined Contribution Plan

We have a defined contribution 401(k) plan that covers substantially all employees.  We match 60% of the first 10% of employee contributions and also have the option of making discretionary contributions.  Our plan contributions were approximately $1.1 million, $0.8 million, and $0.8 million for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTE 9:        FINANCIAL INSTRUMENTS AND CONCENTRATIONS

Fair Value of Financial Instruments

Estimates of fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could affect the estimates.

As of December 31, 2006, the carrying value of cash, cash equivalents, trade receivables, and accounts payable approximate fair value.  Borrowings under our credit facility are repriced frequently at market rates and approximate fair value.  Notes related to the BSI, Hilsoft, and Epiq Advisory Services deferred acquisition price, with a combined carrying value of $9.0 million as of December 31, 2006, are either non-interest bearing or bear interest at a below market rate and are discounted at an imputed interest rate of 5% and 8%, and 8%, respectively.  We also have fixed rate convertible notes which, as of December 31, 2006, had a carrying value of $52.2 million.  The aggregate carrying value of these deferred acquisition price and convertible notes approximates fair value as of December 31, 2006.  The fair value was calculated using a pricing model that incorporates assumptions regarding future volatility, interest rates and credit risk.

Significant Customer and Concentration of Credit Risk

On April 1, 2004, our exclusive national marketing arrangement with Bank of America became a non-exclusive arrangement with pricing established through September 30, 2006.  During February 2006, the parties agreed to extend the arrangement indefinitely.  Either party may, with appropriate notice, wind down the agreement over a period of three years.  We currently promote our Chapter 7 TCMS® software related products and services through marketing arrangements with various financial institutions.  Bank of America has been, and continues to be, a significant partner for these marketing arrangements.  Revenues recognized by us from Bank of America, all related to our bankruptcy trustee segment, were approximately 38%, 3% and 3% of our total revenues for the years ended December 31, 2006, 2005 and 2004, respectively.  Additionally, Bank of America represented approximately 13% of our accounts receivable balance as of both December 31, 2006 and 2005.

NOTE 10:      INCOME TAXES

The following table presents the income from operations before income taxes and the provision for (benefit from) income taxes (in thousands):

	Years Ended December 31,
	2006	2005	2004

Income (loss) from continuing operations before income taxes	$57,965	$(6,242)	$(11,603)

Provision (benefit) for income taxes from continuing operations:
Currently payable (receivable) income taxes
Federal	$2,261	$6,996	$(16)
State	491	468	83
Foreign	87	—	—
Total	2,839	7,464	67

Deferred income taxes
Federal	17,289	(8,560)	(2,962)
State	2,725	(1,304)	(1,418)
Foreign	(19)	—	—
Total	19,995	(9,864)	(4,380)

Provision (benefit) for income taxes from continuing operations	22,834	(2,400)	(4,313)

Provision (benefit) for income taxes from discontinued operations:
Current income taxes	—	—	(1,452)
Deferred income taxes	—	—	1,889
Provision for income taxes from discontinued operations	—	—	437

Consolidated income tax provision (benefit)	$22,834	$(2,400)	$(3,876)

A reconciliation of the provision (benefit) for income taxes from continuing operations at the statutory rate of 35% for the year ended December 31, 2006 and 34% for the years ended December 31, 2005 and 2004 to the provision (benefit) for income taxes from continuing operations at our effective rate is shown below (in thousands):

	Years Ended December 31,
	2006	2005	2004

Computed at the statutory rate	$20,288	$(2,122)	$(3,945)
Change in taxes resulting from:
State income taxes, net of federal tax effect	2,090	(274)	(514)
Research and development credits	(300)	(196)	(99)
Permanent differences	683	299	239
Other	73	(107)	6
Provision (benefit) for income taxes from continuing operations	$22,834	$(2,400)	$(4,313)

Taxes related to acquisitions of $0.5 million were recorded as an increase to goodwill for the year ended December 31, 2006.  For the years ended December 31, 2005 and 2004, taxes related to acquisitions of $0.3 million and $0.5 million, respectively, were recorded as a reduction to goodwill.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities on the accompanying consolidated balance sheets are as follows (in thousands):

	December 31,
	2006	2005

Deferred tax assets:
Deferred revenue	$—	$23,601
Allowance for doubtful accounts	778	1,567
Share-based compensation	2,054	—
Convertible debt	900	567
Intangible assets	718	532
Accrued liabilities	710	906
Foreign loss:
Carryforwards	228	—
Valuation allowance	(228)	—
State net operating loss carryforwards	1,209	572
Total deferred tax assets	6,369	27,745

Deferred tax liabilities:
Prepaid expenses	561	868
Intangible assets	21,905	22,958
Property and equipment and software development costs	5,815	4,873
Other	82	282
Total deferred tax liabilities	28,363	28,981

Net deferred tax asset (liability)	$(21,994)	$(1,236)

As of December 31, 2006, we have aggregate state operating loss carryforwards of $16.6 million.  These carryforwards expire as follows:  $6.8 million in 2019, $2.7 million in 2025, and $7.1 million in 2026.  Management believes that it is more likely than not that we will be able to utilize these carryforwards and, therefore, no valuation allowance is necessary.

As of December 31, 2006, we have an operating loss carryforward in the United Kingdom of $1.2 million, resulting in recognition of a $0.2 million deferred tax asset.  During 2006, we established a valuation allowance for the full amount of the foreign loss carryforward deferred tax asset.  Although this net operating loss carryforward does not expire, management believes a valuation allowance is appropriate until such time as reasonable evidence exists that this foreign operation will generate profits.

The above net deferred tax asset (liability) is presented on the consolidated balance sheets as follows (in thousands):

	December 31,
	2006	2005

Current deferred income tax asset	$1,313	$25,579
Long-term deferred income tax liability	(23,307)	(26,815)
	$(21,994)	$(1,236)

NOTE 11:      NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted net income (loss) per share is computed by dividing net income (loss) available to common shareholders, increased by the amount of interest expense, net of tax, related to outstanding convertible debt, by the weighted average number of outstanding common shares and incremental shares that may be issued in future periods relating to outstanding stock options and convertible debt, if dilutive.  When calculating incremental shares related to outstanding stock options, we apply the treasury stock method.  The treasury stock method assumes that proceeds, consisting of the amount the employee must pay on exercise, compensation cost attributed to future services and not yet recognized, and excess tax benefits that would be credited to additional paid-in capital on exercise of the options, are used to repurchase outstanding shares at the average market price for the period.  The treasury stock method is applied only to share grants for which the effect is dilutive (in thousands, except per share data).

	Year Ended December 31,
	2006			2005			2004
	Net Income	Weighted Average Shares Outstanding	Per Share Amount	Net Loss	Weighted Average Shares Outstanding	Per Share Amount	Net Loss	Weighted Average Shares Outstanding	Per Share Amount

Basic income (loss) per share from continuing operations	$35,131	29,099	$1.21	$(3,842)	27,138	$(0.14)	$(7,290)	26,772	$(0.27)

Effect of dilutive securities:
Stock options		1,188			—			—
Convertible debt	1,209	4,286			—			—

Diluted income (loss) per share from continuing operations	$36,340	34,573	$1.05	$(3,842)	27,138	$(0.14)	$(7,290)	26,772	$(0.27)

For the year ended December 31, 2006, weighted-average outstanding stock options totaling approximately 2.7 million shares of common stock were antidilutive and, therefore, not included in the computation of diluted earnings per share.  For the years ended December 31, 2005 and 2004, we did not assume conversion of the convertible debt or exercise of any share-based options as the effect would be anti-dilutive.

NOTE 12:      STOCK OPTIONS

On January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment.  SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and to recognize that cost over the period during which an employee is required to provide service in exchange for the award.

We elected to adopt SFAS No. 123R using the modified version of prospective application.  Using this method, we have recognized compensation costs related to share-based compensation beginning with the quarter ended March 31, 2006.  Compensation costs related to share-based compensation for periods ended on or before December 31, 2005 are reflected on a pro forma basis in this note to our consolidated financial statements.  We have elected as the transition method for purposes of calculating the pool of excess tax benefits available to absorb tax deficiencies recognized based on a recalculation of the pool that would have been available had we adopted SFAS 123 for recognition purposes for all awards issue from the date (February 1997) of our initial grant of share-based options.

During February 2005 our compensation committee approved acceleration of the vesting of approximately 0.8 million unvested share options, with a weighted-average exercise price of $9.52 per share, for certain employees, including an executive officer and non-employee directors.  Unvested share options to purchase approximately 1.7 million shares, with a weighted-average exercise price of approximately $10.17 per share, were not accelerated as the employees holding the unvested share options did not meet the criteria established by our compensation committee.  The decision to accelerate the vesting of these share options and eliminate future compensation expense was based primarily on a review of our long-term incentive programs considering the effect on our financial statements of the then pending change in accounting rules for share-based compensation.  This action, which had an immaterial effect on our financial statements for the year ended December 31, 2005, reduced the amount of expense we would have recognized under SFAS 123R by approximately $2.2 million (approximately $0.8 million, $0.7 million, $0.5 million and $0.2 million for the years ending December 31, 2006, 2007, 2008, and 2009, respectively).

During June 2004, our 2004 Equity Incentive Plan was approved by our shareholders and replaced our 1995 Stock Option Plan, as amended (the “1995 Plan”).  During June 2006, an amendment to the 2004 Equity Incentive Plan was approved by our shareholders.  The 2004 Equity Incentive Plan as amended (the “2004 Plan”) limits the combined grant of options to acquire shares of common stock, stock appreciation rights, and restricted stock under the 2004 Plan to 7,500,000 shares.  Any grant under the 2004 Plan that expires or terminates unexercised, becomes unexercisable or is forfeited will be available for further grants unless, in the case of options granted, related stock appreciation rights are exercised.  At December 31, 2006, there were approximately 3,305,000 equity instruments available for future grants under the 2004 Plan.  Although various forms of equity instruments may be issued, to date we have issued only incentive share options and nonqualified share options under this Plan.  These share options, which have a contractual term of 10 years, are issued with an exercise price equal to the grant date closing market price of our common stock.  The vesting periods range from immediate to 5 years.  Share options which vest over 5 years generally vest either 20% per year on the first five anniversaries of the grant date, or 25% per year on the second through fifth anniversaries of the grant date.  Shares vesting over a shorter period will generally vest 100% as of the designated vesting date.  We issue new shares to satisfy share option exercises.  We do not anticipate that we will repurchase shares on the open market during 2007 for the purpose of satisfying share option exercises.

During October 2006, inducement stock options were granted, outside the 2004 Plan, related to the hiring of key employees to acquire up to 300,000 shares of common stock.  The options were granted at an option exercise price equal to fair market value of the common stock on the date of grant, were non-qualified options, were exercisable for up to 10 years from the date of grant and vest 25% on the second anniversary of the grant date and continue to vest 25% per year on each anniversary of the grant date until fully vested.

During November 2005, as part of the nMatrix acquisition, inducement stock options were granted, outside the 2004 Plan, to key employees to acquire up to 555,000 shares of common stock.  The options were granted at an option exercise price equal to fair market value of the common stock on the date of grant, were non-qualified options, were exercisable for up to 10 years from the date of grant and vest 25% on the second anniversary of the grant date and continue to vest 25% per year on each anniversary of the grant date until fully vested.

During the year ended December 31, 2004, as part of the Poorman-Douglas acquisition, inducement stock options were granted, outside the 1995 Plan and 2004 Plan, to two key executives to acquire up to 450,000 shares of common stock.  The options were granted at an option exercise price equal to fair market value of the common stock on the date of grant, were non-qualified options, were exercisable for up to 10 years from the date of grant and vested 20% on the first anniversary of the grant date and continue to vest 20% per year on each anniversary of the grant date until fully vested.  During 2004, one of the executives transitioned from full-time employee status to a consulting role and his option to purchase 150,000 shares of common stock was terminated.  During 2006, the other employee left and the unvested portion of his option to purchase common stock was terminated.

As a result of our adoption of SFAS No. 123R, during the year ended December 31, 2006 we recognized expense related to share options issued prior to but unvested as of January 1, 2006 as well as expense related to share options issued subsequent to January 1, 2006.  For share options issued prior to but unvested as of January 1, 2006, compensation expense was based on the fair value of those share options as calculated using the Black-Scholes option valuation model at the date the share options were issued. Key assumptions for the Black-Scholes option valuation model include expected volatility, expected term of share options granted, the expected risk-free interest rate, and the expected dividend rate.  For share options issued during the year ended December 31, 2006, the share options were also valued using the Black-Scholes option valuation models and with key assumptions related to expected volatility, expected term of share options granted, the expected risk-free interest rate, and the expected dividend rate.  We estimate our expected volatility based on implied volatilities from traded share options on our stock and on our stock’s historical volatility.  We have estimated the expected term of our share options based on the historical exercise pattern of groups of employees that have similar historical exercise behavior.  The expected risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant.  Historically, we have not paid dividends and we do not anticipate paying dividends in the foreseeable future; accordingly, our expected dividend rate is zero.

The following table summarizes information about stock options outstanding as of December 31, 2006 (in thousands, except life and price data):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$1.04 to $8.13	2,064	6.12 years	$6.59	1,910	$6.47
$8.14 to $10.06	1,668	7.73 years	9.62	1,020	9.59
$10.07 to $10.70	1,686	8.56 years	10.51	1,304	10.51
$10.71 to $12.64	1,637	6.36 years	11.63	1,118	11.37
$12.65 and over	930	8.91 years	13.07	278	12.69
	7,985	7.35 years	9.84	5,630	9.25

Following is a summary of key assumptions we used to value share options granted during the three years ended December 31, 2006.

	2006	2005	2004
Expected term (years)	5.0 – 6.0	5.0 – 5.3	5.3 – 5.4
Expected volatility	30% - 38%	40%	30% - 48%
Risk-free interest rate	4.3% - 5.0%	4.0% - 4.3%	2.9% - 3.9%
Dividend yield	0%	0%	0%

Compensation expense for year ended December 31, 2006 was adjusted for share options we estimate will be forfeited prior to vesting.  We use historical information to estimate employee termination and the resulting option forfeiture rate.

A summary of option activity during the year ended December 31, 2006 is presented below (shares and aggregate intrinsic value in thousands):

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of period	7,154	$9.66
Granted	1,550	10.73
Exercised	(338)	7.78
Forfeited	(381)	11.85
Outstanding, end of period	7,985	9.84	7.35	$14,113
Options vested and expected to vest, end of period	7,474	9.74	7.24	$13,738
Options exercisable, end of period	5,630	9.25	6.77	$12,130

The aggregate intrinsic value was calculated using the difference between the December 31, 2006 market price and the grant price for only those awards that have a grant price that is less than the December 31, 2006 market price.  The weighted average grant-date fair value of share options granted during the years ended December 31, 2006, 2005 and 2004 were $4.36, $4.31 and $4.69, respectively.  The total intrinsic value of share options exercised during the year ended December 31, 2006, 2006 was $1.5 million.  During the year ended December 31, 2006, we received cash for payment of the grant price of exercised share options of approximately $2.6 million and we anticipate we will realize a tax benefit related to these exercised share options of approximately $0.6 million.  The cash received for payment of the grant price is included as a component of cash flow from financing activities.  The tax benefit related to the option exercise price in excess of the option fair value at grant date is separately disclosed as a component of cash flow from financing activities on the consolidated statement of cash flows; the remainder of the tax benefit is included as a component of cash flow from operating activities.

During the year ended December 31, 2006, we recognized share-based compensation expense, which is a non-cash charge, of approximately $5.4 million, of which $0.6 million is included under the caption “Direct costs of services” and $4.8 million is included under the caption “General and administrative” on the accompanying consolidated statements of operations.  During the year ended December 31, 2006, we recognized a net tax benefit of approximately $2.1 million related to aggregate share-based compensation expense recognized during the same period.  As a result, income before income taxes was reduced by approximately $5.4 million, net income was reduced by approximately $3.3 million, net income per share — basic was reduced by approximately $0.11 per share, and net income per share — diluted was reduced by approximately $0.10 per share.  As of December 31, 2006, there was $8.0 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements, which will be recognized over a weighted-average period of 3.7 years.

Prior to adoption of SFAS 123R, we accounted for stock-based compensation awards under the intrinsic method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which required compensation cost to be recognized based on the excess, if any, between the quoted market price at the date of grant and the amount an employee must pay to acquire stock. Share options awarded under our share option plans are granted with an exercise price equal to the fair market value on the date of the grant.  As a result, our consolidated statements of operations do not include expense related to share-based compensation for the years ended December 31, 2005 and 2004.  Had the compensation cost been determined based on the fair value at the grant dates based on the guidance provided by Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, our net loss and net loss per share for the years ended December 31, 2005 and 2004 would have been adjusted to the following pro forma amounts (in thousands, except per share data):

		Years Ended December 31,
		2005	2004

Net loss, as reported		$(3,842)	$(6,623)
Add: stock-based employee compensation included in reported net earnings, net of tax		—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all options, net of tax		(6,605)	(2,975)
Net loss, pro forma		$(10,447)	$(9,598)

Net loss per share – Basic	As reported	$(0.14)	$(0.27)
	Pro forma	$(0.38)	$(0.36)

Net loss per share – Diluted	As reported	$(0.14)	$(0.27)
	Pro forma	$(0.38)	$(0.36)

Pro forma amounts presented above are based on actual earnings and consider only the effects of estimated fair values of stock options.  For the years ended December 31, 2005 and 2004, our diluted loss per share calculation did not assume exercise of options or conversion of the convertible notes as the effects were antidilutive.  The convertible notes, if converted, would result in issuance of 4.3 million shares of our common stock.

NOTE 13:      BUSINESS ACQUISITIONS

Epiq Advisory Services, Inc.

On May 16, 2006, our wholly-owned subsidiary, Epiq Advisory Services Inc., acquired the claims preference business of Gazes LLC in an asset acquisition.  The total value of the transaction was $13.8 million, consisting of $3.0 million of cash paid on closing, $10.2 million of deferred payments, and $0.6 million of capitalized transaction costs.  If certain income targets are satisfied, we may be required to make additional payments, which would be recorded as compensation expense, to the seller.  The preliminary allocation of the purchase price is as follows:  less than $0.1 million to net assets, approximately $2.4 million to customer contracts, amortizable on a straight-line basis over two years, and approximately $11.4 million to goodwill.  The purchase price in excess of the tax basis of the assets is expected to be deductible for tax purposes.  This acquisition further expands our case management service offerings.

The acquisition was accounted for using the purchase method of accounting with the operating results included in the accompanying condensed consolidated financial statements from the date of acquisition.  The operating results of Epiq Advisory Services are included within our settlements and claims segment.

nMatrix

On November 15, 2005, Epiq, acting through a wholly-owned subsidiary, acquired all the issued and outstanding shares of capital stock of nMatrix, Inc., nMatrix Australia Ptd. Ltd., and nMatrix Ltd. (collectively, “nMatrix”) for approximately $126.2 million, including capitalized acquisition costs.  This acquisition provides complementary diversification to our existing legal services business as nMatrix provides electronic litigation discovery services to law firms and in-house counsel.  nMatrix is included within our electronic discovery segment. The purchase price consisted of cash of $100.0 million and approximately 1.8 million shares of our common stock.  The fair value of our common stock issued, calculated based upon the five-day average of the closing price of the common stock two days before and two days after the acquisition was agreed to and publicly announced, was approximately $24.2 million.  In conjunction with the acquisition, we entered into an agreement with the selling shareholder to register the shares of common stock issued as a part of the acquisition consideration.  Within this agreement, we guaranteed the common stock price of $13.57 per share, valued as the average closing price of our common stock for the 40 consecutive trading days ending on the date four trading days prior to the closing date.  This guarantee terminates as of the close of business on the date that is after any 15 trading days on which the selling shareholder may lawfully sell shares under a registration statement and the last sale price for our common stock has been equal to or greater than the $13.57.  Based on our December 31, 2006 closing price of $11.31 per share, as of December 31, 2006 the guarantee amount would be approximately $4.2 million.  A liability will not be recorded for this guarantee until the contingency is resolved.  If a payment is made under this guarantee, we will reduce the equity proceeds recorded as a part of the acquisition transaction.  Based on our valuation, the purchase price has been allocated as follows (in thousands):

Accounts receivable	$12,735
Other current assets	2,926
Property and software	7,236
Trade names	569
Customer relationships	24,614
Non-compete agreements	6,676
Current liabilities	(6,199)
Deferred tax liability	(16,333)
Goodwill	94,364

Total purchase price	$126,588

Trade names, customer relationships, and the non-compete agreements are amortized using the straight-line method over one year, eight years, and five years, respectively.  The excess purchase price of $94.4 million was allocated to goodwill and is not amortized but will be reviewed for impairment annually and between annual tests if events or changes in circumstances indicate that the asset might be impaired.  The purchase price in excess of the tax basis of the assets, primarily allocated to identifiable intangible assets and goodwill, is not expected to be deductible for tax purposes.  Of our common shares issued as consideration, approximately 369,000 are held in escrow.  On submission of properly approved indemnification claims, the escrow trustee will liquidate sufficient shares to pay the indemnification claim.  As of December 31, 2006, we have not submitted any claims related to this escrow.  The escrow arrangement terminates May 14, 2007, at which time any of our common shares that have not been liquidated to pay claims will be distributed to the seller.

The acquisition was accounted for using the purchase method of accounting with the operating results included in the accompanying consolidated financial statements from the date of acquisition.

Hilsoft, Inc.

On October 20, 2005, we acquired for cash all the issued and outstanding shares of capital stock of Hilsoft Inc.  This acquisition provides complementary diversification to our existing class action business as Hilsoft is a specialty provider of legal notification services, primarily for class action engagements.  The total value of the transaction, including capitalized transaction costs, was $9.3 million.  If certain revenue objectives are satisfied, we may be required to make additional payments of up to $3.0 million to the former owners of Hilsoft.  Hilsoft is included within our settlements and claims segment.  Based on our valuation, the purchase price has been allocated as follows (in thousands):

Tangible assets	$438
Trade name	271
Customer backlog	323
Non-compete agreements	2,680
Current liabilities	(271)
Deferred taxes, net	(1,448)
Goodwill	7,300

Total purchase price	$9,293

Customer backlog and the trade name are amortized using the straight-line method over two years.  The non-compete agreements are amortized using the straight-line method over five years.  The excess purchase price of $7.3 million was allocated to goodwill and is not amortized but will be reviewed for impairment annually and between annual tests if events or changes in circumstances indicate that the asset might be impaired.  The purchase price in excess of the tax basis of the assets, primarily allocated to identifiable intangible assets and goodwill, is not expected to be deductible for tax purposes.

The acquisition was accounted for using the purchase method of accounting with the operating results included in the accompanying consolidated financial statements from the date of acquisition.

P-D Holding Corp.

On January 30, 2004, we acquired for cash 100% of the equity of P-D Holding Corp. and its wholly-owned subsidiary, Poorman-Douglas Corporation (collectively, “Poorman-Douglas”).  This acquisition allowed for expansion into class action and mass tort case and document management administration.  The total value of the transaction, including capitalized acquisition costs, was approximately $115.7 million.  Poorman-Douglas is included within our settlements and claims segment.  Based on our valuation, the purchase price has been allocated as follows (in thousands):

Current assets	$21,986
Deferred tax assets	6,044
Property and software	8,391
Trade names	1,100
Customer backlog	6,200
Customer relationships	2,300
Non-compete agreements	5,900
Goodwill	83,141
Current liabilities	(12,920)
Deferred tax liabilities	(6,476)

Total purchase price	$115,666

All acquired identifiable intangible assets are amortized on a straight-line basis as follows:  the trade names over two years, the customer backlog over three years, the customer relationships over twelve years, and the non-compete agreements over five years.  The excess purchase price of $83.1 million was allocated to goodwill and is not amortized but will be reviewed for impairment annually and between annual tests if events or changes in circumstances indicate that the asset might be impaired.  The purchase price in excess of the tax basis of the assets, primarily allocated to identifiable intangible assets and goodwill, is not expected to be deductible for tax purposes.

The acquisition was accounted for using the purchase method of accounting with the operating results included in the accompanying consolidated financial statements from the date of acquisition.

Pro Forma Information

Unaudited pro forma operations, assuming each purchase acquisition was made at the beginning of the year preceding the acquisition such that the pro-forma results of operations for the acquired company were included for the full year in both that preceding period and in the subsequent year, are shown below (in thousands, except per share data):

	For the Years Ended December 31,
	2006	2005	2004

Total revenues	$225,382	$138,635	$119,875

Income (loss) from continuing operations	$35,033	$(3,498)	$(12,424)
Discontinued operations	—	—	667
Net income (loss)	$35,033	$(3,498)	$(11,757)

Net income (loss) per share:
Net income (loss) per share – Basic
Income (loss) from continuing operations	$1.20	$(0.13)	$(0.46)
Income from discontinued operations	—	—	0.02
Net income (loss) per share – Basic	$1.20	$(0.13)	$(0.44)

Income (loss) per share – Diluted
Income (loss) from continuing operations	$1.05	$(0.13)	$(0.46)
Income (loss) from discontinued operations	—	—	0.02
Net income (loss) per share – Diluted	$1.05	$(0.13)	$(0.44)

Pro forma data reflects the difference in amortization expense between Epiq and the acquired companies as well as other adjustments, including income taxes and management compensation.  The pro forma information is not necessarily indicative of what would have occurred if the acquisition had been completed on that date nor is it necessarily indicative of future operating results.

NOTE 14:      DISCONTINUED OPERATIONS

During November 2003, we determined that the infrastructure software business was no longer aligned with our long-term strategic objectives.  Accordingly, we developed a plan to sell, within one year, our infrastructure software business.  At the time, we determined that this business should be classified as a discontinued operation and that the related long-lived assets should be measured at the lower of their carrying amounts or fair value less cost to sell.

On April 30, 2004, we sold our infrastructure software business to a private company with expertise in file transfer technology for consideration consisting of cash and a note receivable.  During the year ended December 31, 2004, we recognized $0.7 million of revenue from discontinued operations, and we realized pre-tax income from discontinued operations, including a gain on the sale of our discontinued operation, of approximately $1.1 million.

NOTE 15:      SEGMENT REPORTING

In the first quarter of 2007, we revised the structure of our operating segments and changed the nature of the financial information that is provided to our chief operating decision makers.  Additionally, certain of the internal segment financial reporting information used to measure and evaluate the performance of our operating segments, such as allocation of certain shared costs, have been revised for consistency with the underlying reorganized segment structure.  The segment measure of profit for all periods presented in our Annual Report on Form 10-K for the year ended December 31, 2006, has been updated in accordance with our new operating segment structure, including the changes in certain internal financial reporting information.  Our new operating segments are (i) electronic discovery, (ii) bankruptcy trustee, and (iii) settlements and claims.   Our electronic discovery business provides electronic discovery services to companies and the litigation department of law firms.  Produced documents are made available primarily through a hosted environment, and our DocuMatrix™ software allows for efficient plaintiff and defendant counsel review and data requests.  Our bankruptcy trustee segment provides solutions that address the needs of Chapter 7 and Chapter 13 trustees to process large caseloads and to make required distributions to creditors accurately and efficiently. Our settlements and claims segment administers complex legal proceedings which involve notification of a class of actual or potential claimants or creditors and the administration of funds related to settlement with the class of claimants or creditors.

Each segment’s performance is assessed based on earnings before interest, taxes, depreciation and amortization, and share-based compensation expense.  In management’s evaluation of performance, certain administrative costs, such as compensation and related costs for corporate staff and executive management, are not allocated by segment and, accordingly, the operating segment results do not include such unallocated costs.  Assets reported within a segment are those assets that can be identified to a segment and primarily consist of trade receivables, property, equipment and leasehold improvements, software, identifiable intangible assets and goodwill.  Cash, tax-related assets, and certain prepaids and other assets are not allocated to our segments.  We identify long-lived assets such as property, equipment and leasehold improvements, software, and identifiable intangible assets to operating segments, however, we do not allocate the related depreciation and amortization to the segment as management evaluates segment performance exclusive of these non-cash expenses.

Information concerning operations of our reportable segments is as follows (in thousands):

	Year Ended December 31, 2006
	Electronic Discovery	Bankruptcy Trustee	Settlements and Claims	Total

Revenue:
Operating revenue before reimbursed direct costs	$31,399	$94,241	$74,082	$199,722
Operating revenue from reimbursed direct costs	126	465	23,857	24,448
Total revenue	31,525	94,706	97,939	224,170

Direct costs, general and administrative costs	17,014	11,430	80,818	109,262
Segment performance measure	$14,511	$83,276	$17,121	$114,908

	Year Ended December 31, 2005
	Electronic Discovery	Bankruptcy Trustee	Settlements and Claims	Total

Revenue:
Operating revenue before reimbursed direct costs	$3,630	$9,148	$69,909	$82,687
Operating revenue from reimbursed direct costs	7	525	23,111	23,643
Total revenue	3,637	9,673	93,020	106,330

Direct costs, general and administrative costs	1,090	11,874	64,645	77,609
Segment performance measure	$2,547	$(2,201)	$28,375	$28,721

	Year Ended December 31, 2004
	Electronic Discovery	Bankruptcy Trustee	Settlements and Claims	Total

Revenue:
Operating revenue before reimbursed direct costs	$—	$7,487	$70,536	$78,023
Operating revenue from reimbursed direct costs	—	460	19,885	20,345
Total revenue	—	7,947	90,421	98,368

Direct costs, general and administrative costs	—	10,699	66,052	76,751
Segment performance measure	$—	$(2,752)	$24,369	$21,617

Following is a reconciliation of our segment performance measure to income (loss) before income taxes (in thousands):

	Year Months Ended December 31,
	2006	2005	2004

Segment performance measure	$114,908	$28,721	$21,617
Corporate and unallocated expenses	(16,298)	(11,253)	(9,519)
Share-based compensation expense	(5,360)	—	—
Depreciation and software and leasehold amortization	(10,113)	(7,288)	(6,527)
Amortization of intangible assets	(11,629)	(6,751)	(7,767)
Acquisition related	(283)	(2,984)	(2,197)
Expenses related to financing, net	(13,260)	(6,687)	(7,210)
Income (loss) before income taxes	$57,965	$(6,242)	$(11,603)

Following are total assets by segment (in thousands):

	December 31,
	2006	2005
Assets
Electronic Discovery	$125,515	$126,929
Bankruptcy Trustee	85,646	88,279
Settlements and Claims	150,343	143,920
Corporate and unallocated	20,716	59,343
Total consolidated assets	$382,220	$418,471

Following are capital expenditures, including capital leases, by segment (in thousands):

	Year Months Ended December 31,
	2006	2005	2004

Capital Expenditures
Electronic Discovery	$6,193	$1,265	—
Bankruptcy Trustee	1,664	2,205	4,796
Settlements and Claims	1,932	1,529	566
Corporate and unallocated	1,363	1,825	4,465
Total consolidated capital expenditures	$11,152	$6,824	$9,827

Consistent with the guidance provided by SFAS No. 142, Goodwill and Other Intangible Assets, concurrent with the revision in the structure of our operating segments, goodwill was assigned to reporting units, which are a component of each segment, using a relative fair value allocation approach.  Goodwill was assigned to each segment as follows (in thousands):

December 31, 2006

Electronic Discovery	$76,369
Bankruptcy Trustee	74,937
Settlements and Claims	109,303
Total Goodwill	$260,609

NOTE 16:      SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004

Cash paid (received) for:
Interest	$10,708	$3,376	$3,877
Income taxes paid (refunded), net	(2,328)	8,499	(207)
Non-cash investing and financing transactions:
Capitalized lease obligations incurred	158	—	2,733
Issuance of common shares in purchase transactions	—	24,233	—
Obligation incurred in purchase transactions	10,173	463	—

NOTE 17:      SUBSEQUENT EVENT

During May 2007, our board of directors approved a 3 for 2 stock split effected as a 50% stock dividend, payable June 7, 2007 to holders of record as of May 24, 2007.  Cash was paid to shareholders in lieu of fractional shares.  All share price, per share, and shares outstanding data in these consolidated financial statements have been retroactively restated to reflect the stock split.

*     *     *

EPIQ SYSTEMS, INC.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

		Additions
Description	Balance at beginning of year	Charged to costs and expenses	Charged to other accounts		Deductions from reserves	Balance at end of year

Allowance for doubtful receivables

For the year ended December 31, 2006	$3,481	$458	$—		$(2,255)	$1,684

For the year ended December 31, 2005	$1,069	$1,119	$2,008	(1)	$(715)	$3,481

For the year ended December 31, 2004	$340	$1,099	$—		$(370)	$1,069

(1)  Consists primarily of allowance related to acquired receivables.

Additions
Description	Balance at beginning of year	Charged to costs and expenses	Charged to other accounts	Deductions from reserves	Balance at end of year

Deferred tax valuation allowance

For the year ended December 31, 2006	$—	$228	$—	$—	$228

For the year ended December 31, 2005	$—	$—	$—	$—	$—

For the year ended December 31, 2004	$—	$—	$—	$—	$—